Exhibit 10.4

AIR LEASE CORPORATION
2013 CASH BONUS PLAN

February 25, 2013

1.                         Purpose.

The purpose of the Air Lease Corporation 2013 Cash Bonus Plan (the “Plan”) is to provide annual cash awards to top management that recognize and reward the achievement of corporate performance goals. This Plan is intended to provide bonuses that qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.                         Effective Date of Plan.

The Plan shall be effective as of January 1, 2013, upon approval of the Plan by the stockholders of Air Lease Corporation (the “Corporation”) at its annual meeting of stockholders in 2013. If the stockholders of the Corporation do not approve the Plan at such time, all grants of awards awarded under the Plan shall be null and void and of no force or effect.

3.                         Plan Administration.

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board”), which shall consist of members appointed from time to time by the Board. Each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Code. The Committee shall have full power and authority, subject to the provisions of the Plan and applicable law, to (a) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (b) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan, and (c) make all other determinations and take all other actions necessary or advisable for the administration of the Plan, except that the Committee (but not the Board) shall have no authority to take any action that would cause any award to any Participant to fail to qualify as “performance-based compensation” under Section 162(m) of the Code. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan (a) shall be within the sole discretion of the Committee, (b) may be made at any time, and (c) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants in the Plan, their legal representatives and beneficiaries and employees of the Corporation and its subsidiaries.

4.                         Eligibility.

The Chief Executive Officer and all other executive officers of the Corporation and its subsidiaries are eligible to participate in the Plan, if designated by the Committee (each, a “Participant”).

5.                         Incentive Awards.

5.1.  Awards granted to Participants under this Plan represent the opportunity to receive a cash payment determined under this Section 5, subject to the terms and conditions of this Plan (each, an “Incentive Award”). The maximum Incentive Award payable to any Participant for any single performance period shall be limited to no more than thirty percent of the Incentive Pool (as defined in Section 7) for the Chief Executive Officer, twenty-five percent of the Incentive Pool for the President and fifteen percent of the Incentive Pool for each of the other Participants. The aggregate maximum Incentive Awards payable to all Participants in the Plan may not exceed one hundred percent of the Incentive Pool.

5.2.  Notwithstanding the foregoing provisions, the Committee shall retain discretion to reduce (but not increase) the amount of the Incentive Award otherwise payable to any one or more Participants under this Plan. The Committee may exercise such discretion on any basis it deems appropriate (including, but not limited to, its assessment of the Corporation’s performance relative to its operating or strategic goals for the performance period and/or the Participant’s individual performance for such period). For purposes of clarity, if the Committee exercises its discretion to reduce the amount of any Incentive Award payable hereunder, it may not allocate the amount of such reduction to Incentive Awards payable to other Participants.

6.                        Business Criteria.

The Plan’s performance goal shall be based upon the Corporation’s income before taxes for the applicable performance period as shown on the Corporation’s audited financial statements (“Income Before Taxes”). No Incentive Award shall be paid with respect to any performance period unless there is positive Income Before Taxes for such.

7.                        Performance Goal.

The Plan’s performance goal shall be based on the Corporation’s Income Before Taxes. For any performance period, the incentive compensation pool (the “Incentive Pool”) which shall be available for award to Participants under the Plan shall be five percent of the Corporation’s total revenue for the performance period, as shown on the Corporation’s audited financial statements (“Total Revenue”), or such lesser percentage of the Corporation’s Total Revenue that shall be determined by the Committee. Unless otherwise determined by the Committee, the performance period shall be the Corporation’s fiscal year.

8.                        Determination & Payment of Awards.

8.1.  As soon as practicable after the end of the performance period, the Committee will determine the amount of Incentive Award earned by each Participant, based on the application of the criteria specified in this Plan. No Participant shall receive any payment under this Plan unless and until the Committee has certified, by resolution or other appropriate action in writing, the attainment of the performance goal and the determination of the Incentive Pool as required by Section 162(m) of the Code and any other material terms previously established by the Committee or set forth in this Plan applicable to the Incentive Award were in fact satisfied. The Committee shall adjust the performance goal, Incentive Pool and other provisions applicable to Incentive Awards to the extent, if any, it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (a) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Corporation, (b) any change in accounting policies or practices, (c) the effects of any special charges to the Corporation’s earnings, or (d) any other similar special circumstances.

8.2.  Payments will be made promptly after determination of the amounts of the Incentive Awards by the Committee (but in no event later than the expiration of the short-term deferral period set forth in Treasury Regulation §1.409A-1(b)(4)), unless payment of an award has been deferred pursuant to Section 10.6 hereof.

8.3.  The payment of an Incentive Award to a Participant (other than one who is party to an employment agreement with the Corporation providing for a partial year bonus) with respect to a performance period shall be conditioned upon the Participant’s employment by the Corporation on the payment date for such Incentive Award.

9.                        Termination, Suspension or Modification of the Plan.

The Board may at any time, with or without notice, terminate, suspend, or modify the Plan in whole or in part, except that the Board shall not amend the Plan in violation of the law or in contravention of Treasury Regulation §1.162-27, promulgated under the Code, unless the Board finds that such amendment is in the best interest of the Corporation. The Committee is expressly permitted to make any amendments to the Plan that are not in violation of the law and that are required to conform the Plan to the requirements of Section 162(m) of the Code. The Committee may also correct any defect or any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.

10.                 Miscellaneous.

10.1.  No Assignments.    No award under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant prior to actually being received by the Participant or his/her designated beneficiary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge encumber, charge, or otherwise dispose of any right to such award shall be void.

10.2.  No Right of Employment.    Neither the adoption of the Plan, the determination of eligibility to participate in the Plan, nor the granting of an Incentive Award under the Plan shall confer upon any Participant any right to continue in the employ of the Corporation or any of its subsidiaries or to interfere in any way with the right of the Corporation or the subsidiary to terminate such employment at any time.

10.3.  Tax Withholding.    The Corporation shall have the right to withhold the amount of any tax attributable to amounts payable under the Plan.

10.4.  Governing Law.    The Plan and all determinations under the Plan shall be governed by and construed in accordance with the laws of the State of California.

10.5.  Other Plans.    Nothing in this Plan shall be construed as limiting the authority of the Committee, the Board, the Corporation or any subsidiary of the Corporation to establish any other compensation plan, or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any persons employed by the Corporation or a subsidiary of the Corporation, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonuses is determined.

10.6.  Deferrals of Awards.    A Participant may elect to defer payment of his/her cash award under the Plan if deferral of an award under the Plan is permitted pursuant to the terms of a deferred compensation program of the Corporation existing at the time the election to defer is permitted to be made, and the Participant complies with the terms of such program. The Corporation shall have the right defer a portion of any Incentive Award payable hereunder pursuant to the payment terms and conditions of the Corporation’s Amended and Restated Deferred Bonus Plan.

10.7.  Section 162(m).    It is the intention of the Corporation that all payments made under the Plan shall fall within the “performance-based compensation” exception contained in Section 162(m) of the Code. Thus, unless the Board expressly determines otherwise, if any Plan provision is found not to be in compliance with such exception, that provision shall be deemed to be amended so that the provision does comply to the extent permitted by law, and in every event, the Plan shall be construed in favor of its meeting the “performance-based compensation” exception contained in Section 162(m) of the Code.

10.8.  Section 409A of the Code.    The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. If a Participant dies following the date of termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant’s estate, or if the Participant has entered into an employment agreement with the Corporation pursuant to such agreement, within 30 days after the date of the Participant’s death.

10.9.  Recoupment.    Any Incentive Award shall be subject to any recoupment policies as may be adopted by the Corporation from time to time, including but not limited to for the purpose of complying with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and regulations thereunder promulgated by the Securities Exchange Commission.